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                                                                    Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT"), made and entered into as of July 16, 2001, is by and between Delta Design, Inc., a Delaware corporation ("BUYER"), which is a wholly-owned subsidiary of Cohu, Inc., a Delaware corporation ("COHU"), and Schlumberger Technologies, Inc., a Delaware corporation ("SELLER").

                                    RECITALS

        Seller desires to sell, and Buyer desires to purchase, substantially all of the Assets of Seller related to the Automated Systems Business (as such terms are defined below) for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

        In consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Article I:

        "ACCOUNTS RECEIVABLE" -- (a) all trade accounts receivable and other rights to payment from customers of the Automated Systems Business as of date of the Balance Sheet and arising thereafter and the full benefit of all security for such accounts or debts, (b) any claims, remedies and other rights arising out of the foregoing, and (c) any cash or cash equivalents received by Seller on such amounts prior to the date hereof.

        "AFFILIATE" -- as defined in Rule 12(b)(2) promulgated under the Securities Exchange Act of 1934, as amended.

        "AGREEMENT" -- as defined in the first paragraph of this Agreement.

        "ASSETS" -- as defined in Section 2.1.

        "ASSIGNMENT AND ASSUMPTION AGREEMENT" -- as defined in Section 2.6(a)(iii).

        "ASSIGNMENT AND ASSUMPTION OF LEASE" -- as defined in Section
2.6(a)(iv).

        "ASSIGNMENT OF COPYRIGHTS" -- as defined in Section 2.6(a)(vii).

        "ASSIGNMENT OF MARKS" -- as defined in Section 2.6(a)(v).

        "ASSIGNMENT OF PATENTS" -- as defined in Section 2.6(a)(vi).

        "ASSUMED LIABILITIES" -- as defined in Section 2.4(a).

        "AUTOMATED SYSTEMS BUSINESS" -- the business unit of Seller headquartered in Westerville, Ohio that designs, manufactures, and sells final package test handlers, burn-in board loaders and unloaders and IC thermal conditioners to the semiconductor industry.

        "AUTOMATED SYSTEMS TECHNOLOGY" -- all (i) inventions and discoveries, works of authorship (including software, plans, designs and drawings), confidential and proprietary information and (ii) all intellectual property rights therein owned, used or licensed by Seller, in each case, principally for the benefit and use of the Automated Systems Business, as more particularly described in Section 2.1 below.

        "BALANCE SHEET" -- as defined in Section 3.4.

        "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be required to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transactions, dispose of or make any change to its business, or expend any material funds or incur any other material burden.

        "BILL OF SALE" -- as defined in Section 2.6(a)(i).

        "BREACH" -- any violation or breach of, any misrepresentation or inaccuracy in, any default under, or any failure to perform or comply with any representation, warranty, covenant, obligation, or other provision of any Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a violation, breach, misrepresentation, inaccuracy, default or failure.

        "BULK SALES LAWS" -- as defined in Section 5.1.

        "BUSINESS DAY" -- any day other than Saturday or Sunday or any other day on which banks in Los Angeles are permitted or required to be closed.

        "BUYER" -- as defined in the first paragraph of this Agreement.

        "BUYER INDEMNIFIED PERSONS" -- as defined in Section 6.2.

        "BUYER'S CLOSING DOCUMENTS" -- as defined in Section 4.2(a).

        "CLOSING" -- the consummation of the purchase and sale provided for in this Agreement.

        "CLOSING DATE" -- the date of execution of this Agreement.

         "CODE" -- the Internal Revenue Code of 1986, as amended, or any successor law, regulations issued by the IRS pursuant to the Code or any successor law.


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

        "COHU" -- as defined in the first paragraph of this Agreement.

        "CONSENT" -- any approval, consent, ratification, waiver, or other authorization.

        "CONTRACT" -- any agreement, contract, lease, consensual obligation, promise, or undertaking (whether written or oral and whether express or implied), including without limitation, any Seller Contract.

        "COPYRIGHTS" -- as defined in Section 2.1.

        "DAMAGES" -- as defined in Section 6.2.

        "EMPLOYEE BENEFIT PLAN" -- any plan, program or agreement which Seller has maintained, sponsored or obligated itself under with respect to employees' benefits or welfare, including without limitation pension or retirement plans, medical or dental plans, life or long-term disability insurance, bonus or incentive compensation, severance payments, stock option or equity participation plans.

        "EMPLOYEES" -- as defined in Section 3.15(a).

        "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right-of-way, easement, encroachment, servitude, right of first option, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership, except for (a) minor imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Automated Systems Business and which have arisen only in the Ordinary Course of Business; (b) statutory or inchoate liens of carriers, warehousemen, mechanics, materialmen and other similar liens arising by operation of law in the Ordinary Course of Business; and (c) liens for Taxes not yet due and payable.

        "ENVIRONMENTAL LAW" -- any Legal Requirement designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the environment or public health and safety in effect as of the Closing Date.

        "EXCLUDED ASSETS" -- as defined in Section 2.2.

        "FACILITIES" -- the facilities
                        located at:        8377 Green Meadows Drive North
                                           Westerville, Ohio  43081

                                           and

                                           8157 Green Meadows Drive, Suites H&J
                                           Lewis Center, Ohio  43035


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

        "GAAP" -- generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet, the June Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

        "GOVERNING DOCUMENTS" -- with respect to any particular entity, the articles or certificate of incorporation and the bylaws (or comparable documents), as amended.

        "GOVERNMENTAL AUTHORIZATION" -- any Consent, license, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement related to the Automated Systems Business, but specifically excluding any general business license.

        "GOVERNMENTAL BODY" -- any:

               (a) domestic or foreign federal, state, local, or municipal government;

               (b) domestic or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

               (c) domestic or foreign body exercising any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or

               (d)    official of any of the foregoing.

        "HAZARDOUS MATERIAL" -- any substance, material or waste which is regulated by any Governmental Body, including any waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

        "IMPROVEMENTS" -- all fixtures and improvements made by or on behalf of the tenant located on the Leased Parcels or included in the Assets, including those under construction.

        "INITIAL EMPLOYMENT PERIOD" -- as defined in Section 5.2(a).

        "INSURANCE POLICY" -- any insurance policy maintained by Seller or any of its Affiliates, other than any State Workers' Compensation Policy the premiums of which are paid directly by Seller or any Affiliate of Seller.

        "INVENTORIES" -- all inventories of the Automated Systems Business reflected on the June Balance Sheet, wherever located, including all finished goods, work in process, software diskettes, owner manuals, office and all other materials and supplies to be used or consumed by Seller in the Automated Systems Business.


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

        "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

        "JUNE BALANCE SHEET" -- as defined in Section 3.4.

        "KNOWLEDGE" -- Seller will be deemed to have "Knowledge" of a particular fact or other matter if any officer of Seller identified on Schedule 1-K hereto is actually aware of such fact or other matter or reasonably should be aware of such fact or other matter. Buyer will be deemed to have "Knowledge" of a particular fact or other matter if John Allen or James Donahue is actually aware of such fact or other matter or reasonably should be aware of such fact or other matter.

        "LEASED PARCEL" -- as defined in Section 3.9(b).

        "LEGAL REQUIREMENT" -- any applicable domestic or foreign federal, state, local, or municipal law, ordinance, code, regulation, statute, or treaty.

        "LIABILITY" -- with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

        "LICENSES" -- consist of "Licenses-Out" in which Seller is the Licensor (if any, as listed in Schedule 2.1(f)) and/or "Licenses-In" in which Seller is the Licensee (if any, as listed in Schedule 2.1(f)).

        "LICENSE ASSIGNMENT" -- as defined in Section 2.6(a)(ii).

        "MATERIAL ADVERSE EFFECT" -- any effect which is materially adverse to the Automated Systems Business or the Assets when taken as a whole.

        "MARKS" -- as defined in "Automated Systems Technology."

        "MATERIAL CONSENTS" -- as defined in Section 2.7.

        "NON-REAL PROPERTY ENCUMBRANCES" -- as defined in Section 3.10(a).

        "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.

        "OLD OPTIONS" -- as defined in Section 5.2(c).

        "ORDER" -- any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.


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

        "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action:

        (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

        (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization other than by supervisory Employees customarily performing their assigned tasks.

        "OWNED AUTOMATED SYSTEMS TECHNOLOGY" -- as defined in Section 3.7(d).

        "PATENTS" -- as defined in Section 2.1.

        "PERMITTED ENCUMBRANCE" -- any Permitted Non-Real Property Encumbrances and Permitted Real Property Encumbrances as identified by Buyer on Schedule 3.

        "PERMITTED NON-REAL PROPERTY ENCUMBRANCES" -- as defined in Section 3.10(a).

        "PERMITTED REAL PROPERTY ENCUMBRANCE" -- all Encumbrances on the fee interest in the Leased Parcels.

        "PERSON" -- an individual, partnership, corporation, business trust, limited liability company or partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

        "PREPAID SUMS"- the amount of payments received by Seller prior to the date hereof that relate to service obligations of the Automated Systems Business to be performed subsequent to the Date hereof and for which a related liability is not reflected on the associated Balance Sheet.

        "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "PURCHASE PRICE" -- as defined in Section 2.3.

        "REAL PROPERTY" -- the Leased Parcels and Improvements.

        "RECORD" -- information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

        "RELATED PERSON" -- is:

               (a) any Person that, directly or indirectly, controls, is controlled by, or is under common control with a specified Person;

               (b) any Person that holds a Material Interest in a specified Person;

               (c) each Person that serves as a director, officer, partner, executor, or trustee of a specified Person (or in a similar capacity); and

               (d) any Person in which a specified Person holds a Material Interest.

        For purposes of this definition, (a) "control" (including "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (b) "MATERIAL INTEREST" means direct or indirect beneficial ownership (defined as the power to vote or to direct the voting of, or the power to dispose of, an equity security) of voting securities or other voting interests representing at least twenty-five percent (25%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty-five percent (25%) of the outstanding equity securities or equity interests in a Person.

        "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

        "RETAINED LIABILITIES" -- as defined in Section 2.4(b).

        "SCHEDULES" -- as defined in the preamble of Article III.

        "SECURITIES ACT" -- the Securities Act of 1933, as amended.

        "SELLER" -- as defined in the first paragraph of this Agreement.

        "SELLER CONTRACT" -- any Contract principally pertaining to the Automated Systems Business or the Assets and excluding Contracts for the provision of general and administrative services to the Automated Systems Business by Seller or its Affiliates (a) under which Seller has or may acquire any rights or benefits, (b) under which Seller has or may become subject to any obligation or liability, or (c) by which Seller or any of the Assets is or may become bound.

        "SELLER LEASE" -- the leases described on Schedule 3.9(b).

        "SELLER'S CLOSING DOCUMENTS" -- as defined in Section 3.3(a).

        "SUBSIDIARY" -- with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of board of directors or similar governing body, or otherwise having the power to direct its business and policies (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by Owner, directly or indirectly.

        "TANGIBLE PERSONAL PROPERTY" -- all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal

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property (other than Inventories) of every kind owned or leased by Seller principally pertaining to the Automated Systems Business (wherever located and whether or not carried on Seller's books or the financial statements of the Automated Systems Business described in Section 3.4), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.

        "TAX" -- any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum, and other tax, fee, assessment, levy tariff, charge or duty of any kind whatsoever, and any interest, penalties, additions or additional amounts thereon, imposed, assessed, collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

        "TRADE SECRETS" -- as defined in Section 2.1.

        "TRANSACTIONS" -- all of the transactions contemplated by this Agreement.

        "TRANSITION SERVICES AGREEMENT" -- as defined in Section 2.6(a)(ix).

        "TRANSFER TAXES" -- all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Tax and fees.

        "TRANSFER TAX PAYOR" -- the party which has primary legal responsibility for the payment of any particular Transfer Tax.

        "TRANSFERRED CONTRACT" -- all Seller Contracts being assumed by Buyer pursuant to the terms of this Agreement.

        "UNISYS AGREEMENT" -- as defined in Section 3.7(n).

        "WARN" -- as defined in Section 5.2(e).

                                   ARTICLE II
                           SALE AND TRANSFER OF ASSETS

        Section 2.1 Assets to Be Sold. Upon the terms set forth in this Agreement, simultaneously with the execution hereof Seller is selling, conveying, assigning, transferring and delivering to Buyer and Buyer is purchasing and acquiring from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to the Automated Systems Business, and all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Seller and principally used in the conduct of the Automated Systems Business set forth below:

               (a) all domestic and foreign patents, domestic and foreign patent applications (active or withdrawn), and inventions and discoveries that may be patentable owned, used or licensed by Seller principally for the benefit and use of the Automated Systems Business (collectively, the "PATENTS") including, without limitation, those listed on Schedule 2.1(a);

               (b) all domestic and foreign copyrights owned, used or licensed by Seller principally for the benefit and use of the Automated Systems Business (collectively, the "COPYRIGHTS") including, without limitation, those listed on
Schedule 2.1(b);

               (c) all assumed fictional business and trade names, all registered and unregistered domestic and foreign trademarks, registered and unregistered domestic and foreign service marks, applications for domestic and foreign service marks, and applications for domestic and foreign trademarks, owned, used or licensed by Seller principally for the benefit and use of the Automated Systems Business (collectively, the "MARKS") including, without limitation, those listed on Schedule 2.1(c);

               (d) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed by Seller principally for the benefit and use of the Automated Systems Business or the Patents, Copyrights or Marks (collectively, "TRADE SECRETS");

               (e) all of Seller's rights as Licensor under all Licenses-Out, and all of Seller's rights as Licensee under all Licenses-In, as listed on
Schedule 2.1(e);

               (f) all other intangible property of Seller principally used in the Automated Systems Business or needed for the utilization of the Automated Systems Technology, going concern value, goodwill, telephone and telecopy listings;

               (g) all rights in, to and under all Seller Contracts, including, without limitation, those listed on Schedule 3.20(a), and any Contracts that assign to Seller rights to any inventions, improvements, discoveries or information, or confidentiality obligations of any Person, principally pertaining to the Automated Systems Business or the Automated Systems Technology (but excluding those Seller Contracts listed on Schedule 2.2(b)), and all outstanding offers or solicitations made by or to Seller to enter into any Contract primarily related to the Automated Systems Business or the Automated Systems Technology;

               (h) all data and Records principally pertaining to the Automated Systems Business, including client and customer lists and Records, customer leads and other documentation, all raw data, all data on client use and experience with the Automated Systems Business, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, reports, correspondence and other similar documents and Records, and copies of all personnel Records and copies of all other Records described in Section 2.2(c);



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               (i)    all Accounts Receivable;

               (j) all leasehold interests in the Real Property described in
Schedule 3.9(b);

               (k)    all Tangible Personal Property;

               (l) all Governmental Authorizations of Seller relating to the Automated Systems Business and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed on Schedule 3.17(b);

               (m) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof principally related to the Automated Systems Business; and

               (n) all rights of Seller to other properties and assets of every kind, character and description, tangible or intangible, of every kind and description, owned by Seller, reflected on the Balance Sheet and principally used or held for use in the Automated Systems Business as conducted or proposed by Seller to be conducted, except as set forth in Section 2.2.

        All of the property and assets being transferred to Buyer hereunder, are herein referred to collectively as the "ASSETS." Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement does not include the assumption of any Liability in respect thereof unless the Buyer has expressly assumed such Liability pursuant to Section 2.4(a).

        Section 2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following items (collectively, the "EXCLUDED ASSETS") are not part of the sale and purchase effectuated hereunder, are excluded from the Assets, and shall remain the property of Seller after the date hereof:

               (a) all cash and cash equivalents other than cash or cash equivalents received by Seller in payment of Accounts Receivable listed on the Balance Sheet and arising thereafter.

               (b) the Seller Contracts listed in Schedule 2.2;

               (c) all personnel Records and other Records relating to the Automated Systems Business that Seller is required by law to retain in its possession;

               (d) all claims for refund of Taxes and other governmental charges of whatever nature relating to the Automated Systems Business for periods prior to the date hereof;

               (e) all rights in connection with, and assets of, any Employee Benefit Plans;

               (f) assets not located at the Facilities that are used to provide general and administrative services to the Automated Systems Business by Seller or its Affiliates.

               (g) the Real Property of Seller or its Affiliates not listed on
Schedule 3.9(b); and

               (h) the other property and assets, if any, expressly designated in Schedule 2.2.

        Section 2.3 Consideration. Simultaneously with the execution hereof, Buyer is paying Seller an amount equal to Fourteen Million Two Hundred Thousand Dollars ($14,200,000) for the Assets by wire transfer of immediately available funds (the "PURCHASE PRICE").

        Section 2.4   Liabilities.

               (a) Assumed Liabilities. Simultaneously with the execution hereof, Buyer shall assume and agree to discharge (i) any Liability whatsoever arising after the Closing under any Transferred Contract (other than any Liability arising out of or relating to a Breach by Seller which occurred prior to the Closing), (ii) any warranty claim arising after the date hereof with respect to Seller's installed base, and any Liability arising after the date hereof in connection with the leasing or operation by Buyer of the Facilities (collectively, the "ASSUMED LIABILITIES"). All of the Assumed Liabilities remain the sole responsibility of and are to be assumed, paid, performed and discharged solely by Buyer.

               (b) Retained Liabilities. "RETAINED LIABILITIES" shall mean every Liability of Seller other than the Assumed Liabilities. Retained Liabilities shall include, without limitation, all of the following Liabilities (whether relating to the Automated Systems Business or otherwise):

                       (i) any Liability arising out of the Automated Systems Business prior to the date hereof and not assumed by Buyer, including without limitation any products liability claims with respect thereto;

                       (ii) any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises out of any Breach by Seller that occurred prior to the date hereof;

                       (iii) (A) any Taxes arising as a result of Seller's operation of the Automated Systems Business or ownership of the Assets prior to the date hereof, or (B) any Taxes that will be imposed on Seller as a result of the sale of the Assets pursuant to this Agreement;

                       (iv) any Liability under any Contract not assumed by Buyer under Section 2.4(a) including any Liability arising out of Seller's credit facilities, indebtedness or any security interest related thereto;

                       (v) any Liability under any Environmental Law or Occupational Health and Safety Law arising out of Seller's operation of the Automated Systems Business or Seller's leasing, ownership or operation of the Real Property prior to the date hereof;

                       (vi) any Liability, prior to the date hereof, under the Employee Benefit Plans or relating to the following: payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, medical or health care plans or benefits, COBRA or any other employee plans or benefits of any kind for the employees of the Automated Systems Business or former employees or both;

                       (vii) any Liability under any employment, severance, retention or termination agreement, or any other arrangement, whether oral or written, between Seller and any Employee, except as expressly provided for in
Section 5.2 hereof;

                       (viii) any Liability arising out of any Employee grievance, whether or not the affected Employees are hired by Buyer, relating to actions of Seller prior to the date hereof;

                       (ix) any Liability of Seller to any Related Person arising prior to the date hereof not assumed by Buyer under Section 2.4(a);

                       (x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller arising prior to the date hereof;

                       (xi) any Liability arising out of any Proceeding pending as of the date hereof, whether or not set forth in any of the Schedules attached hereto, or any Proceeding arising out of any occurrence or event happening prior to the date hereof; and

                       (xii) any Liability arising out of or resulting from Seller's non-compliance prior to the date hereof with any Legal Requirement or Order of any Governmental Body related to the Automated Systems Business.

        All of the Retained Liabilities remain the sole responsibility of and are to be retained, paid, performed and discharged solely by Seller.

        Section 2.5 Allocation of Purchase Price. Seller and Buyer mutually agree to allocate the Purchase Price among the Assets acquired hereunder by Buyer in accordance with the provisions of Section 1060 of the Code. Seller shall provide Buyer with a draft of such allocation within sixty (60) days after the date hereof. Buyer shall notify Seller of any objection Buyer may have to such allocation within ten (10) days of its receipt of such allocation. Seller and Buyer shall resolve any disagreement with respect to such allocation in good faith consistent herewith; provided, however, that if Buyer and Seller shall not have agreed on the allocation by the 90th day following the date hereof, the allocation shall be made in accordance with the appraisals of an independent accounting firm of nationally recognized standing mutually selected by Seller and Buyer, the fees and expenses of which shall be paid equally by Buyer and Seller. Seller and Buyer each agree to report and file all tax returns (including amended tax returns and claims for refund) consistently with any such allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Seller and Buyer shall cooperate in the filing of any forms (including Form 8594) with respect to any such allocation, including any amendments to such forms, pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the date hereof without limitation. In the event that such allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto and shall forward to such other party copies of all correspondence with such taxing authority in respect of such disputed allocation.

        Section 2.6 Closing Obligations. Simultaneously with the execution hereof, Seller is delivering to Buyer, and Buyer is delivering to Seller, the following items:

               (a) Seller's Closing Obligations. Simultaneously with the execution hereof, Seller is delivering to Buyer:

                       (i) a bill of sale for all of the Assets in the form of Exhibit A (the "BILL OF SALE"), executed by Seller;

                       (ii) consents to the assignment to Buyer of all licenses not expressly assignable by their terms;

                       (iii) an assignment of all Assets which are intangible personal property (other than Marks, Patents or Copyrights, which are covered below) in the form of Exhibit B, which assignment also contains Buyer's undertaking and assumption of the Assumed Liabilities (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), executed by Seller;

                       (iv) for each Seller Lease, an Assignment and Assumption of Lease in the form of Exhibit C (the "ASSIGNMENT AND ASSUMPTION OF LEASE"), written approval thereof by any over- landlord and/or sub-landlord, if required, or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

                       (v) an assignment of all of the Marks in the form of Exhibit D, executed by Seller (the "ASSIGNMENT OF MARKS");

                       (vi) an assignment of all of the Patents in the form of Exhibit E, executed by Seller (the "ASSIGNMENT OF PATENTS");

                       (vii) an assignment of all the Copyrights in the form of Exhibit F, executed by Seller (the "ASSIGNMENT OF COPYRIGHTS");

                       (viii) a certificate of the Secretary or Assistant Secretary of Seller certifying, as complete and accurate as of the date hereof, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's board of directors approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency of the officers of Seller executing this Agreement and any other document relating to the Transactions;

                       (ix) the transition services agreement (the "TRANSITION SERVICES AGREEMENT") attached hereto as Exhibit G;

                       (x) a non-solicitation, non-competition and intellectual property license agreement by and between Buyer and Seller, executed by Seller, substantially in the form attached hereto as Exhibit H (the "NON-COMPETITION AGREEMENT");

                       (xi) an opinion of Skadden, Arps, Slate, Meagher & Flom LLP dated as of the date hereof in the form of Exhibit I;

                       (xii) certificates dated as of a date not earlier than the fifth Business Day prior to the date hereof as to the Good Standing of Seller, executed by the appropriate officials of the State of Delaware; and

                       (xiii) releases of all Encumbrances on the material Assets, other than Permitted Encumbrances, including releases of each mortgage of record and termination of each personal property security interest.

               (b) Buyer's Closing Obligations. Simultaneously with the execution hereof, Buyer shall deliver to Seller:

                       (i) $14,200,000, by wire transfer to an account(s) specified in writing by Seller;

                       (ii) the Assignment and Assumption Agreement, executed by Buyer;

                       (iii) the Assignment and Assumption of Leases, executed by Buyer;

                       (iv) the Transition Services Agreement, executed by
Buyer;

                       (v) the Non-Competition Agreement, executed by Buyer; and

                       (vi) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency of the officers of Buyer executing this Agreement and any other document relating to the Transactions.

        Section 2.7 Consents. Following the date hereof, the parties shall use Best Efforts, and cooperate with each other, to obtain the Consents identified on Schedule 2.7 (the "MATERIAL CONSENTS") relating to each Transferred Contract or License not obtained as of the date hereof (the "RESTRICTED MATERIAL CONTRACTS") as quickly as practicable. Pending the obtaining of any such Material Consents, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement in substantially the same form as the Assignment and Assumption Agreement.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as set forth in the Disclosure Schedule (the "SCHEDULES") prepared and signed by Seller and delivered to Buyer simultaneously with the execution hereof, Seller represents and warrants to Buyer that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date). Disclosure in any section of the Schedules shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by Seller to the extent the relation of such disclosure to such representations and warranties is reasonably apparent.

        Section 3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct the Automated Systems Business and utilize the Automated Systems Technology as it is now being conducted and utilized, to own or use the properties and assets that it purports to own or use in connection with the Automated Systems Business, and to perform all its obligations under the Seller Contracts.

        Section 3.2 Subsidiaries. There is no Subsidiary of Seller, whether active or inactive, involved directly or indirectly in operation of the Automated Systems Business or utilization of the Automated Systems Technology.

        Section 3.3   Enforceability, Authority, No Conflict.

               (a) Assuming due and valid authorization, execution and delivery thereof by Buyer, this Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, (a) subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally, and
(b) except that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding thereof may be brought. Upon the execution and delivery by Seller of the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the Assignment of Marks, the Assignment of Patents, the Assignment of Copyrights, the Transition Services Agreement, and the Non-Competition Agreement (collectively, the "SELLER'S CLOSING DOCUMENTS"), and assuming due and valid authorization, execution and delivery thereof by Buyer, each of Seller's Closing Documents will constitute the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, (a) subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally, and
(b) except that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding thereof may be brought. Seller has the power and authority to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the

Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholders and board of directors.

               (b) Neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Transactions by Seller will, directly or indirectly (with or without notice or lapse of time):

                       (i) Breach (A) any material provision of any of the Governing Documents of Seller, or (B) any resolution adopted by the board of directors or the shareholders of Seller which is presently in force;

                       (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, or any of the Assets, may be subject;

                       (iii) contravene, conflict with, or result in a violation or breach of any of the material terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller and that relates to the Assets or to the Automated Systems Business;

                       (iv) Breach any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Transferred Contract in any material respect; or

                       (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

               (c) Except as set forth in Schedule 3.3(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

        Section 3.4 Financial Statements. Seller has delivered to Buyer: (a) an unaudited balance sheet of Seller with respect to the Automated Systems Business as of December 31, 2000, and the related unaudited statements of income for the fiscal year then ended, (b) an unaudited balance sheet of Seller with respect to the Automated Systems Business as of May 26, 2001 (the "BALANCE SHEET") and the related unaudited statements of income for the five months then ended, and (c) an unaudited balance sheet of Seller with respect to the Automated Systems Business as of June 24, 2001 (the "JUNE BALANCE SHEET") and the related unaudited statements of income for the six months then ended, including in each case the notes thereto, all of which financial statements referred to in this sentence shall be certified by the chief financial officer responsible for the Automated Systems Business. The financial statements referred to in this Section 3.4, fairly present the financial condition and the results of operations of the Automated Systems Business as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (subject to normally recurring year-end audit adjustments which are not material either individually or in the aggregate). The financial statements referred to in this Section 3.4, reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements (subject to normally recurring year-end audit adjustments which are not material either individually or in the aggregate). The financial statements referred to in this Section 3.4, have been prepared from and are in accordance with the books and Records of Seller, which have been maintained in accordance with Section 3.5. There are no letters from Seller's auditors to Seller's Board of Directors or the audit committee thereof that relate to the Automated Systems Business.

        Section 3.5 Books and Records. The books of account and other financial Records of Seller relating to the Automated Systems Business, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, including the maintenance of an adequate system of internal controls.

        Section 3.6 Sufficiency of Assets. Except for the Excluded Assets, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, principally used to operate the Automated Systems Business or necessary to utilize the Automated Systems Technology in the manner presently operated and proposed by Seller to be operated. Except for the Excluded Assets, there are no assets or properties principally used in the operation of the Automated Systems Business or necessary to utilize the Automated Systems Technology that will not have been transferred to Buyer hereunder at the Closing.

        Section 3.7   Intellectual Property.

               (a) Seller has the right to use all the Automated Systems Technology without payment of royalties, fees or services to any Person. Seller has not entered into any License, whether on an exclusive basis or otherwise, that would interfere with Seller's rights in the Automated Systems Technology. Seller's rights in and to the Automated Systems Technology are free and clear of all Encumbrances other than Permitted Encumbrances.

               (b) Upon consummation of the Transactions, all copies of source code to the software included within the Owned Automated Systems Technology will have been conveyed to Buyer.

               (c) To Seller's Knowledge, it has the right to use the Automated Systems Technology and other intellectual property rights that are presently used (i) for the operation of the Automated Systems Business, and (ii) necessary for Seller to perform its obligations hereunder.

               (d) Seller is the sole owner of Automated Systems Technology described in Section 2.1, except as set forth on Schedule 3.7(d) (the "OWNED AUTOMATED SYSTEMS TECHNOLOGY"). Seller has not used any trade secret or other confidential or proprietary information owned by any Person in developing or producing the Owned Automated Systems

Technology, except where such use is expressly authorized in a License-In assigned to Buyer under Section 2.1 or was independently developed by Seller.

               (e) To the Knowledge of Seller, the Automated Systems Technology performs in all material respects in accordance with the existing documentation and other written material used in connection with marketing or operating the Automated Systems Technology (if any), and is free of any material defects that would affect its functionality or its operations as presently utilized in the Automated Systems Business.

               (f) To the Knowledge of Seller, it has kept secret and has not disclosed the source code for the software included in the Owned Automated Systems Technology to any Person other than certain employees or consultants of Seller who are (and were, at the time of disclosure) subject to the terms of a binding confidentiality and non-disclosure agreement with respect thereto. Seller has taken all customary measures to protect the confidential and proprietary nature of its proprietary rights and information included in the Owned Automated Systems Technology, including without limitation the use of confidentiality and non-disclosure agreements with all of the Seller's employees and consultants having access to computer programs, materials, object and source codes, other written materials, know-how and processes related to the Owned Automated Systems Technology.

               (g) Schedule 3.7(g) lists all of the Licenses-Out presently in effect, pursuant to which Seller has licensed the Automated Systems Technology to customers for their internal use. Seller has not granted to any Person any licenses to the Automated Systems Technology for the purpose of further distribution or resale to others.

               (h) To the Knowledge of Seller, no Person other than Seller holds, or has access to, the source code for any software included in the Automated Systems Technology.

               (i) Except for off-the-shelf software licenses, there are no Contracts in effect between Seller and any vendor or producer of software that is used in conjunction with Automated Systems Technology.

               (j) Schedule 2.1(a) contains a complete and accurate list and summary description of all Patents. All of the issued Patents are currently in compliance with formal Legal Requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are, to the Knowledge of Seller, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. There is no potentially interfering patent or, to Seller's Knowledge, patent application of any third party. To the Knowledge of Seller, no Patent is infringed or has been challenged or threatened in any way. Seller has received no notice of a claim that the Automated Systems Technology infringes, and to Seller's Knowledge, there are no facts that would form the basis of a claim that the Automated Systems Technology infringes any valid patent, copyright, trademark, trade secret or other proprietary right of any other Person.

               (k) Schedule 2.1(c) contains a complete and accurate list and summary description of all Marks. All Marks that have been registered with the United States Patent and Trademark Office and the patent and trademark offices of any other jurisdiction in which the Automated Systems Business is operated and are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are, to Seller's Knowledge, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. No Mark has been and is now involved in any opposition, invalidation, or cancellation Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any of the Marks. To Seller's Knowledge, no Mark is infringed or has been challenged or threatened in any way. Seller has received no notice of a claim that a Mark infringes, and to Seller's Knowledge, there are no facts would form the basis of a claim that a Mark used by Seller infringes any trade name, trademark, or service mark of any other Person. All materials which market or promote the Automated Systems Business contain a Mark bearing the proper domestic or foreign federal registration notice where permitted by law.

               (l) Schedule 2.1(b) contains a complete and accurate list and summary description of all Copyrights. None of Seller's Copyrights has been or is now involved in any infringement or other Proceeding and, to Seller's Knowledge, no such action is threatened with respect to any of the Copyrights. To Seller's Knowledge, there are no potentially interfering copyrights of any other Person and , to Seller's Knowledge no Copyright is infringed or has been challenged or threatened in any way. Seller has received no notice of a claim that a Copyright infringes, and to Seller's Knowledge, there are no facts would form the basis of a claim that a Copyright infringes any copyright or other rights of any other Person. All products and materials protected by copyright bear the proper domestic or foreign federal notice where permitted by law.

               (m) Seller has taken all commercially reasonable precautions to protect the secrecy, confidentiality and value of all presently existing Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller's standard form and all current and former employees and contractors of Seller providing services in connection with the Automated Systems Business have executed such an agreement). To the Knowledge of Seller, it has good title to all owned Trade Secrets and has all necessary rights to use all licensed Trade Secrets (all of which licensed Trade Secrets are identified on Schedule 3.7(d)). To the Knowledge of Seller, the Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. Seller has received no notice of a claim that a Trade Secret infringes, and to Seller's Knowledge, there are no facts would form the basis of a claim that a Trade Secret infringes any intellectual property right of any other Person.

               (n) All rights, interests and benefits of Seller under The Agreement to Develop Constant Temperature Device Under Test System with Unisys Corporation dated January 7, 1997, as amended on January 14, 1999 and January 7, 2000 (the "UNISYS AGREEMENT"), are hereby fully assigned to Buyer without any limitation of such rights, interests or benefits and without requiring the consent of Unisys Corporation. All payments required by the Unisys Agreement have been made in accordance with its terms.

        Section 3.8   Customers.

               (a) No customer of the Automated Systems Business has made any written or, to Seller's Knowledge, oral complaint regarding the Automated Systems Business which complaint would cause a Material Adverse Effect. No such customer has obtained from, or to the Knowledge of Seller, asserted against, Seller any credit or offset with respect to any payment due and owing to Seller in connection with the Automated Systems Business.

               (b) Schedule 3.8(b) sets forth a complete list of the existing customers of the Automated Systems Business.

               (c) Except as set forth in Schedule 3.8(c), Seller has not, directly or indirectly, granted to any Person anywhere in the world the right to exploit the Automated Systems Technology.

        Section 3.9   Real Property, Condition of Facilities.

               (a) Seller does not own any real property used in connection with the Automated Systems Business.

               (b) Schedule 3.9(b) contains a description of each Seller Lease, including the applicable landlord and expiration date, and the street address and approximate rentable square footage with respect to all Facilities in which Seller has a leasehold interest (each such parcel, a "LEASED PARCEL"). Seller warrants to Buyer that Seller's interest in each Leased Parcel is free and clear of all Real Property Encumbrances other than those identified on Schedule 3 as acceptable to Buyer ("PERMITTED REAL PROPERTY ENCUMBRANCES"). With respect to each Leased Parcel:

                       (i) each Seller Lease is legal, valid, binding, enforceable, and in full force and effect and will continue to be so on identical terms following the consummation of the Transactions;

                       (ii) there are no disputes, oral agreements or forbearance programs in effect as to the Seller Lease;

                       (iii) such Leased Parcel is suitable for conducting the operations that Seller has conducted thereon in connection with the Automated Systems Business;

                       (iv) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Seller Lease; and

                       (v) there are no pending or, to the Knowledge of Seller, threatened, condemnation or other Proceedings relating to the Real Property, or to the Knowledge of Seller other matters affecting the current use, occupancy, or value thereof which would have a Material Adverse Effect.

               (c) To Seller's Knowledge, all Improvements are in material compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted.

        Section 3.10  Personal Property.

               (a) Seller owns good and transferable title to all of the Assets other than the Real Property free and clear of any Encumbrances ("NON-REAL PROPERTY ENCUMBRANCES"), other than those identified on Schedule 3 as acceptable to Buyer ("PERMITTED NON-REAL PROPERTY ENCUMBRANCES") or as would not be expected to have a Material Adverse Effect.

               (b) Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business, and to Seller's Knowledge is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All Tangible Personal Property is in the possession of Seller.

        Section 3.11 Inventories. The inventories of Seller as of the date hereof constituting part of the Assets and set forth on the June Balance Sheet are of standard quality and are usable and salable in the Ordinary Course of Business consistent with past practice, except for items that have been written off or written down to fair market value and for which adequate reserves have been provided therein.

        Section 3.12 No Undisclosed Liabilities. Seller has no Liability relating to the Automated Systems Business or the Assets except for Liabilities reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Balance Sheet.

        Section 3.13 Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets. Seller is not a person other than a United States person within the meaning of the Code.

        Section 3.14 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change with respect to the Automated Systems Business or the Assets and no event has occurred or circumstances exist that would be reasonably likely to result in a material adverse change; provided, however, that any material adverse change resulting from or relating to general economic or industry conditions shall not constitute a material adverse change for purposes of this Agreement unless such general economic or industry conditions have a disproportionately greater effect on the Automated Systems Business than on similar businesses.

        Section 3.15  Employees.

               (a) Schedule 3.15(a) sets forth a complete and accurate list, giving name, job title, current compensation paid or payable, vacation accrued, and services credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan (in each case, to the extent applicable), for each employee of Seller performing all or substantially all of his services in connection with the Automated Systems Business (the "EMPLOYEES").

               (b) Seller has not experienced any organized slowdown, work interruption, strike or work stoppage by its Employees, and, to the Knowledge of Seller, there is no strike, labor dispute or union organization activities pending or threatened affecting it in connection with the Automated Systems Business. None of the Employees belongs to any union or collective bargaining unit.

               (c) Seller, with respect to the Employees and the Automated Systems Business, is in compliance with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, and Occupational Safety and Health Laws, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act and the employment of non-residents under the Immigration Reform and Control Act of 1986.

               (d) To the Knowledge of Seller, no Employee intends to terminate his employment with Seller, nor does Seller have a present intention to terminate the employment of any Employee. Subject to general principles related to wrongful termination of employees, the employment of each Employee of Seller is terminable at the will of Seller. No Employee is a party to, or is otherwise bound by, any employment, confidentiality or non-competition Contract with Seller or any other Person, or any other Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Automated Systems Business as heretofore carried on by Seller.

               (e) No Employee will be entitled to receive any severance pay, howsoever characterized, from Seller.

        Section 3.16 Employee Benefits. To its Knowledge, Seller has no Liability with respect to the Employees under any Employee Benefit Plan other than normal salary or wage accruals and paid vacation, sick leave and holiday accruals in accordance with Seller's past practice and policy. To its Knowledge, Seller has performed all obligations required to be performed under, and has complied with all Legal Requirements in connection with, all such Employee Benefit Plans and is not in arrears under any of the terms thereof.

        Section 3.17 Compliance With Legal Requirements; Governmental Authorizations.

               (a) Except as set forth in Schedule 3.17(a):

                       (i) Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to the operation of the Automated Systems Business or the ownership or use of any of the Assets, except as would not reasonably be expected to have a Material Adverse Effect.

                       (ii) Seller has not received within the past year any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement in connection with the

Automated Systems Business or any of the Assets or (B) any actual, alleged, possible, or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to the Automated Systems Business or any of the Assets.

                (b) Schedule 3.17(b) contains a complete and accurate list of each material Governmental Authorization that is held by the Seller which relates to the Automated Systems Business or any of the Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.17(b) is valid and in full force and effect. Except as set forth in Schedule 3.17(b):

                       (i) Seller is, and at all times, has been, in full compliance with each material Governmental Authorization necessary to permit the Seller to lawfully conduct and operate the Automated Systems Business and to own and use the Assets in the manner in which it currently owns and uses the Assets, except as would not reasonably be expected to have a Material Adverse Effect.

                       (ii) no event has occurred or circumstance exists that will (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed on
Schedule 3.17(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Authorization.

                       (iii) Seller has not received within the past year any notice or communication from any Governmental Body or any other Person regarding
(A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization listed or required to be listed on Schedule 3.17(b).

                       (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on
Schedule 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

        Section 3.18  Legal Proceedings; Orders.

                (a) There are no Proceedings pending (i) by or against the Seller that may have a Material Adverse Effect on the Automated Systems Business or the Assets; or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of Seller, no such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

               (b) There are no Orders outstanding (i) against the Seller that may have a Material Adverse Effect on the Automated Systems Business or the Assets; or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of Seller, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order. Seller is, and at all times within the past year has been, in compliance with all of the terms and requirements of each Order relating to the Automated Systems Business or the Assets.

        Section 3.19 Absence of Certain Changes and Events. Since the date of the June Balance Sheet, Seller has conducted the Automated Systems Business only in the Ordinary Course of Business and there has not been any:

               (a) payment or increase (other than in the Ordinary Course of Business) by Seller of any bonuses, salaries, or other compensation to any employee in connection with the Automated Systems Business or entry (other than in the Ordinary Course of Business) into any employment, severance, or similar Contract in connection with the Automated Systems Business;

               (b) adoption of, amendment to, or increase in the payments to or benefits under, any Employee Benefit Plan with respect to the Employees except as contemplated by existing benefit policies;

               (c) damage to or destruction or loss of any Asset, whether or not covered by insurance except as would not reasonably be expected to have a Material Adverse Effect;

               (d) sale, lease or other disposition of any Asset other than in the Ordinary Course of Business;

               (e) entry into, termination of, or receipt of notice of termination in connection with the Automated Systems Business of any license or Contract involving a total remaining commitment by Seller of at least $50,000;

               (f) compromise or settlement of any Proceeding relating to the Automated Systems Business or the Assets;

               (g) cancellation or waiver of any claims or rights with an aggregate value to Seller in excess of $25,000 in connection with the Automated Systems Business;

               (h) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller in connection with the Automated Systems Business except as would not reasonably be expected to have a Material Adverse Effect;

               (i) material change in the accounting methods used by Seller; or

               (j) agreement, whether oral or written, by Seller to do any of the foregoing.

        Section 3.20  Contracts; No Defaults.

               (a) Schedule 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer, accurate and complete copies of:

                       (i) each Transferred Contract that involves performances of services by Seller of an amount or value in excess of $50,000;

                       (ii) each Transferred Contract that involves furnishing of services, licensing of software or delivery of goods or materials to Seller of an amount or value in excess of $50,000;

                       (iii) each Transferred Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of $50,000;

                       (iv) each Transferred Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements) having a value per item or aggregate payments of less than $50,000;

                       (v) each Transferred Contract with any labor union or other employee representative of a group of employees relating to wages, hours and conditions of employment;

                       (vi) each Transferred Contract (however named) involving a share of profits, losses, costs or liabilities by Seller with any other Person;

                       (vii) each Transferred Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payment for goods;

                       (viii) each power of attorney granted by Seller that is currently effective and outstanding and binding on Buyer after the Closing, except powers of attorney granted in respect of patents, copies of which have been previously provided to Buyer by Seller;

                       (ix) each Transferred Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

                       (x) each Transferred Contract for capital expenditures in excess of $25,000 in the aggregate;

                       (xi) each Transferred Contract containing covenants that in any way purport to restrict Seller's business activity with respect to the Automated Services Business

                       (xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Seller with respect to the Automated Systems Business other than in the Ordinary Course of Business; and

                       (xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

               (b) Except as set forth on Schedule 3.20(b):

                       (i) each Transferred Contract is valid and binding and in full force and effect;

                       (ii) neither Seller nor, to Seller's Knowledge, any other party to any Seller Contract is in default under any Transferred Contract except as would not be expected to have a Material Adverse Effect;

                       (iii) no event has occurred which with the giving of notice or passage of time or both would constitute a default by Seller under any Transferred Contract except as would not be expected to have a Material Adverse Effect; and

                       (iv) neither Seller, nor to Seller's Knowledge, any Person other than Seller has failed to comply with any obligation under any Transferred Contract which would materially adversely affect, either individually or together with other defaults, the financial condition of the Automated Systems Business or the Assets.

               (c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Seller under current or completed Transferred Contracts with any Person and, to the Knowledge of Seller, no such Person has made written demand for such renegotiation.

        Section 3.21 Environmental Matters. Except as would not be expected to have a Material Adverse Effect,

               (a) Seller is in material compliance with, and is not in violation of or liable under, any Environmental Law in connection with the Automated Systems Business.

               (b) There are no pending or, to the Knowledge of Seller, threatened, claims, Encumbrances, or other restrictions of any nature alleging any violation of any Environmental Law, or claiming any obligation to undertake or bear the cost of any investigation or remediation of any release of Hazardous Materials under Environmental Laws with respect to or affecting any of the Facilities, the Assets or any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest in connection with the Automated Systems Business.

               (c) Seller has not received any actual or threatened written order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law in connection with the Automated Systems Business, or of any claimed obligation to undertake or bear the cost of any investigation or remediation of any release of Hazardous Materials under any Environmental Laws with respect to any of the Facilities, or with respect to any property or Facility at or to which

Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received in connection with the Automated Systems Business.

               (d) To the Knowledge of Seller, there are no Hazardous Materials present above naturally occurring background levels on or in the environment at the Facilities including any Hazardous Materials contained in barrels, above ground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon except as used in compliance with guidelines and permits.

               (e) Seller has delivered or made available to Buyer true and complete copies and results of any Phase I and Phase II reports, compliance audits, tests, or monitoring results for Hazardous Materials, possessed by Seller pertaining to Hazardous Materials or the disposal thereof in, on, or under the Facilities, or concerning compliance by Seller with Environmental Laws.

        Section 3.22 Certain Payments. Neither the Seller nor any director, officer, agent, or employee of the Seller, or to the Knowledge of Seller, any other Person associated with or acting for or on behalf of the Seller in connection with the Automated Systems Business, has directly or indirectly in violation of any Legal Requirement (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Automated Systems Business,
(ii) to pay for favorable treatment for business secured for the Automated Systems Business, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Automated Systems Business, or (b) established or maintained any fund or asset that has not been recorded in the books and Records of the Automated Systems Business.

        Section 3.23 Relationships with Related Persons. Except as disclosed in
Schedule 3.23, no Related Person of Seller has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Automated Systems Business. Neither Seller, nor any Related Person of Seller, owns, or has owned, of record or as a beneficial owner, a material equity interest (greater than 25%) or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller in connection with the Automated Systems Business other than business dealings or transactions disclosed in Schedule 3.23, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with Seller with respect to any line of the products or services of Seller in the Automated Systems Business in any market presently served by Seller. No Related Person of Seller is a party to any Contract with, or has any claim or right against, Seller in connection with the Automated Systems Business.

        Section 3.24 Brokers or Finders. Neither Seller nor any of its officers, directors, employees or agents have incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the sale of the Automated Systems Business or the Assets or the Transactions.

        Section 3.25 Disclosure. No representation or warranty or other statement made by Seller in this Agreement or in connection with the Transactions, omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        Section 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted.

        Section 4.2 Authority, No Conflict.

               (a) Assuming due and valid authorization, execution, and delivery thereof, this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, (a) subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally, and (b) except that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding thereof may be brought. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the Transition Services Agreement, and the Non-Competition Agreement (collectively, the "BUYER'S CLOSING DOCUMENTS"), and assuming due and valid authorization, execution, and delivery thereof, each of the Buyer's Closing Documents will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, (a) subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally, and (b) except that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding thereof may be brought. Buyer has the power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

               (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Transactions by Buyer will, directly or indirectly (with or without notice or the lapse of time):

                       (i) Breach or give any Person the right to prevent, delay, or otherwise interfere with any of the Transactions pursuant to (A) any provision of Buyer's Governing Documents, or (B) any resolution adopted by the board of directors or the stockholders of Buyer which is presently in force;

                       (ii) Breach or give any Governmental Body or other Person the right to challenge, prevent, delay, or otherwise interfere with any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which Buyer may be subject; or

                       (iii) Breach in any material respect of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify any Contract to which Buyer is a party or by which Buyer may be bound, in a manner that would prevent, delay or interfere with any of the Transactions.

               (c) Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

        Section 4.3 Legal Proceedings; Orders.

               (a) There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To Buyer's Knowledge, no such Proceeding has been threatened and no event or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

               (b) There are no Orders outstanding that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise materially interfering with, any of the Transactions. To the Knowledge of Buyer, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order.

        Section 4.4 Brokers or Finders. Neither Buyer nor any of its officers, directors, employees or agents have incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Transactions.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

        Section 5.1 Payment of Liabilities; Bulk Sales Laws. Each of Buyer and Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its respective liabilities and obligations relating to the Automated Systems Business. Buyer and Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) ("BULK SALES LAWS") in connection with the Transactions.

        Section 5.2 Employees and Employee Benefits.

               (a) For a period of at least 90 days from the date hereof (the "INITIAL EMPLOYMENT PERIOD"), Buyer shall hire the Employees and provide such Employees with compensation, benefits and terms of employment substantially similar to those afforded to Buyer's existing employees of similar position and seniority. Buyer shall waive all waiting periods for health and dental coverage and any pre-existing condition exclusion. Buyer shall credit each Employee for their service with Seller for purposes of vesting and eligibility under Buyer's employment benefit plans and rate of accrual of such Employees' vacation time. Notwithstanding the foregoing, Buyer shall, at any time, be entitled to terminate an Employee for cause with no liability or obligation to such Employee or Seller (including the severance payments described below) except as required by law.

               (b) It is understood and agreed that after the Initial Employment Period, employment offered by Buyer to any Employee is "at will" and may be terminated by Buyer or by an Employee at any time for any reason (subject to any written commitments to the contrary made by Buyer). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Employees after the Initial Employment Period, or to change (adversely or favorably) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of the Employees after the Initial Employment Period.

               (c) All unvested options to purchase stock of Seller that each Employee holds as of the date hereof ("OLD OPTIONS") shall be canceled by Seller and Buyer shall grant each such Employee a new option to purchase the number of shares of stock of Cohu equal to the number of shares subject to the Old Options held by such Employee.

               (d) Buyer agrees that it shall make severance payments to Employees who are not employed by Buyer following the Initial Employment Period. Any severance payments payable by Buyer under this Section 5.2(d) shall be determined in accordance with the severance policies of Buyer as applied to Buyer's existing employees of similar position and seniority and giving full credit for an Employee's service with Seller. Seller shall be responsible for
(i) the payment of all wages, accrued vacation and other remuneration due to its Employees with respect to their services as employees of Seller through the close of business on the date hereof, and (ii) the provision of health plan continuation coverage in accordance with the requirements of COBRA and Section 601 through 608 of ERISA. Seller shall be liable for any claims made or incurred by the Employees and their beneficiaries through the Closing Date under the Employee Benefit Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed which entitles the Employee to the benefit.

               (e) Seller shall be responsible for any notices required to be given under, or otherwise comply with, the Workers Adjustment and Retraining Notification Act ("WARN") or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by Seller with respect to the Employees prior to and on the date hereof. Buyer shall be responsible for any notices required to be given under, or otherwise comply with, WARN or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by Buyer with respect to the Employees after the date hereof. For the purposes of WARN and this Agreement, the date hereof shall be the same as the "effective date" within the meaning of WARN.

               (f) Seller and Buyer shall give any notices required by law and take whatever other actions with respect to the plans, programs and policies described in this Section 5.2 as may be necessary to carry out the arrangements described in this Section 5.2.

               (g) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this
Section 5.2.

        Section 5.3 Reports and Returns. Seller and Buyer shall promptly after the Closing prepare and file all reports and returns required by applicable Legal Requirements relating to the Automated Systems Business.

        Section 5.4 Customer and Other Business Relationships. After the date hereof, Seller shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the date hereof relating to the Automated Systems Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller shall satisfy the Retained Liabilities in a manner which is not detrimental to any of such relationships. Seller shall refer to Buyer all inquiries relating to the Automated Systems Business. Neither Seller nor any of its officers, employees, or agents, shall take any action which would tend to diminish the value of the Assets after the Closing or which would interfere with the Automated Systems Business after the Closing, including, without limitation, disparaging the name or business of Buyer.

        Section 5.5 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions.

                                   ARTICLE VI
                                 INDEMNIFICATION

        Section 6.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, the certificates delivered pursuant to Section 2.5, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Transactions. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations.

        Section 6.2 Indemnification and Reimbursement By Seller. Seller shall indemnify and hold harmless Buyer and Cohu (together, the "BUYER INDEMNIFIED PERSONS"), and shall reimburse the Buyer Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising from or in connection with:

               (a) any Breach of any representation or warranty made by Seller in this Agreement or Seller's Closing Documents;

               (b) any Breach of any covenant or obligation of Seller in this Agreement or Seller's Closing Documents;

               (c) any product or component thereof produced by or shipped, or any services provided by Seller, in whole or in part, prior to the date hereof, other than warranty claims;

               (d) any Retained Liabilities;

               (e) any noncompliance with any Bulk Sales Law or fraudulent transfer law in respect of the Transactions; or

               (f) any Employee Benefit Plans established or maintained by Seller;

        Section 6.3 Indemnification and Reimbursement by Buyer. Buyer shall indemnify and hold harmless Seller, and shall reimburse Seller for any Damages arising from or in connection with:

               (a) any Breach of any representation or warranty made by Buyer in this Agreement or Buyer's Closing Documents;

               (b) any Breach of any covenant or obligation of Buyer in this Agreement or Buyer's Closing Documents;

               (c) any Assumed Liabilities; or

               (d) any product or component thereof produced by or shipped or any services provided by Buyer, in whole or in part on and after the date hereof.

        Section 6.4 Time Limitations.

               (a) All of the representations, warranties, covenants and obligations of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect for the following survival periods from the Closing Date:

                       (i) For all sections of this Agreement other than Section 3.1, Section 3.3, Section 3.7 Section 4.1 and Section 4.2, for a period of twelve months from the date hereof;

                       (ii) For Section 3.7, for a period of three years from the date hereof;

                       (iii) For Section 3.1, Section 3.3, Section 4.1 and
Section 4.2, indefinitely.

               (b) Seller has no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the date hereof, unless on or before the first anniversary of the Closing Date with respect to the sections listed in
Section 6.4(a)(i), and the third anniversary of the Closing Date with respect to the sections listed in Section 6.4(a)(ii), Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Any claim with respect to Section 3.1, or Section 3.3 may be made at any time.

               (c) Buyer has no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the date hereof, unless on or before the first anniversary of the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. Any claim with respect Section 4.1 or Section 4.2 may be made at any time.

        Section 6.5 Procedure for Indemnification - Third Party Claims.

               (a) Promptly after receipt by an indemnified party under Section
6.2 or Section 6.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such Proceeding together with the estimated amount of claims under such Proceeding, but the failure to notify the indemnifying party, or delay in such notification, will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give, or delay in giving, such notice.

               (b) If an indemnified party gives notice to the indemnifying party of the commencement of a Proceeding referred to in Section 6.5(a), the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such

Proceeding, it being understood that the indemnifying party shall control such defense except as otherwise provided below, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding). If the indemnifying party assumes the defense of a Proceeding, (y) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's Consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (z) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its Consent (which may not be unreasonably withheld). If an indemnifying party chooses to defend or prosecute a third-party claim, the indemnified party shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the indemnifying party, the retention, and the provision to indemnifying party, of records and information reasonably relevant to such third-party claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided thereunder. No indemnified party may settle or otherwise resolve any Proceeding, unless the indemnified party fully indemnifies the indemnifying party in writing with respect to such liability in a manner satisfactory to the indemnifying party. No indemnifying party shall be liable under this Section 6.5 for any settlement, compromise or discharge effected without its Consent in respect of any claim for which indemnity may be sought hereunder. No indemnified party shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

               (c) Notwithstanding the foregoing, if an indemnified party reasonably determines in good faith that there is a reasonable probability that a Proceeding may materially adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will have no liability for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

        Section 6.6 Procedure For Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

        Section 6.7 Right of Set Off. Either party shall be entitled at all times to set off against any amount owing at any time from the other party any amount payable at any time to such party asserting the set off right.

        Section 6.8 General Provisions Regarding Indemnification Rights.

               (a) Neither party shall be required to make any payments pursuant to this Article VI unless and until the aggregate amount of all Damages pursuant to this Article VI shall exceed an amount equal to $50,000, at which time the indemnifying party shall then be responsible for all Damages claimed by the indemnified party hereunder. The maximum aggregate amount recoverable from Seller with respect to any claims under this Agreement other than claims related to the breach of Section 3.7 shall not exceed $1,420,000. The maximum aggregate amount recoverable from Seller with respect to any claims under Section 3.7 shall be $4,260,000.

               (b) A party entitled to indemnification hereunder shall take all commercially reasonable steps to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages that are indemnifiable hereunder.

               (c) Any indemnification payment required to be paid by a party pursuant to this Section 6.8 shall be reduced by (i) the amount of any insurance proceeds payable to the indemnified party with respect to its loss, (ii) any indemnity, contribution or other similar payment payable to the indemnified party by any third party with respect to its loss and (iii) an amount equal to any reduction of income Tax of the indemnified party attributable to its loss.

               (d) To the extent that an indemnifying party discharges any claim for indemnification hereunder, the indemnifying party shall be subrogated to all rights of the indemnified party against third parties.

               (e) All indemnity payments made under this Section 6.8 shall be treated by the parties for all Tax purposes as adjustments to the consideration paid.

               (f) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

               (g) Each party's rights to indemnification as provided for in this Section 6.8 for breach of the other's representations or warranties contained in this Agreement shall constitute the indemnified party's sole remedy for such a breach, and the indemnifying party shall have no other liability or Damages to the indemnified party resulting from the breach.

               (h) The indemnification and other provisions of this Section 6.8 shall govern the procedure for all indemnification matters under this Agreement, except to the extent otherwise expressly provided herein.

                                   ARTICLE VII
                               GENERAL PROVISIONS

        Section 7.1 Confidentiality; Public Announcements.

               (a) Buyer and Seller shall maintain in confidence, and shall cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Transactions, or (iii) the furnishing or use of such information is required by or necessary in connection with any Proceeding.

               (b) Any public announcement or similar publicity with respect to this Agreement or the Transactions may be issued, if at all, at such time and in such manner as mutually agreed to by Buyer and Seller; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by applicable Legal Requirements to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do by applicable Legal Requirements shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, notice thereof to the other party not less than two (2) days prior to such disclosure and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Subject to the foregoing, Seller and Buyer shall consult with each other concerning the means by which Seller's employees, customers, and suppliers and others having dealings with the Seller will be informed of the Transactions, and Buyer will have the right to be present for any such communication.

        Section 7.2 Transfer Taxes. All Transfer Taxes arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by the Transfer Tax Payor. The Transfer Tax Payor shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax and pay the Transfer Tax shown on such Tax Return.

        Section 7.3 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives.

        Section 7.4 Notices. All notices, Consents, waivers, and other communications under this Agreement must be in writing and are deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile or with confirmation of transmission by the transmitting equipment, (c) five (5) days after delivery, if sent by certified mail, return receipt requested, or (d) one (1) day after delivery, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses, facsimile numbers or email addresses set forth below (or to such other addresses, facsimile numbers or as a party may designate by notice to the other parties):

               Buyer:               Delta Design, Inc.
                                    12367 Crosthwaite Circle
                                    Poway, CA  92064-6817
                                    Attention:  John Allen
                                    Vice President Finance
                                    Fax:  (858) 848-8185

               with a copy to:      Gray Cary Ware & Freidenrich LLP
                                    4365 Executive Drive, Suite 1600
                                    San Diego, CA 92121-2189
                                    Attention:  Douglas J. Rein, Esq.
                                    Fax:  (858) 677-1477

               Seller:              Schlumberger Technologies, Inc.
                                    150 Baytech Drive
                                    San Jose, CA  95134
                                    Attention:  Danita J.M. Maseles, Esq.
                                    Fax:  (408) 586-4655

               with a copy to:      Skadden, Arps, Slate Meagher & Flom LLP
                                    Four Embarcadero Center, Suite 3800
                                    San Francisco, CA  94111
                                    Attention:  Theodore J. Kozloff, Esq.
                                    Fax:  (415) 984-2698

        Section 7.5 Jurisdiction, Service of Process. The parties hereby irrevocably and unconditionally:

               (a) agree that any and all actions, suits or other legal proceedings, whether or not arising under this agreement and regardless of the legal theory upon which the claims are based, may be brought by a party only in a state or federal court situated within San Diego County, California, and consent to the exclusive jurisdiction of such courts in any such legal proceeding.

               (b) consent to the non-exclusive jurisdiction of the state and federal courts situated within San Diego County, California in any and all actions, suits or other legal proceedings brought against either party, and agree that service of process in any such legal proceeding may be effected in accordance with the statutes of California and the United States, as appropriate, and

               (c) waive any objection it may now or hereafter have to the venue of any such legal proceeding in any such court.

        Section 7.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement operates as a waiver of such right, and no single or partial exercise of any such right precludes any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        Section 7.7 Entire Agreement and Modification. This Agreement and the Confidentiality Agreement dated March 19, 2001 supersede all prior agreements (including that certain Offer Letter by and between Buyer and Seller dated May 17, 2001), whether written or oral, between the parties with respect to the subject matter hereof and constitute (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed on behalf of each of the parties hereto.

        Section 7.8 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except that either party may assign any of its rights and delegate any of its obligations under this Agreement to its parent corporation or any wholly-owned Subsidiary thereof and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Transactions, provided that no such assignment or delegation shall relieve such party from any of its obligations hereunder. Subject to the preceding sentence, this Agreement applies to, is binding in all respects upon, and inures to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement is to be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 7.8.

        Section 7.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

        Section 7.10 Section Headings, Construction, Schedules. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The language used in the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be available in the interpretation of this Agreement.

        Section 7.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        Section 7.12 Governing Law. This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts of laws principles that would require the application of any other law.

        Section 7.13 Execution of Agreement, Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

                  [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            BUYER:

                                            DELTA DESIGN, INC.

                                            By:           /s/ John H. Allen
                                               ---------------------------------
                                            Name:         John H. Allen
                                            Its:          VP Finance & CFO

                                            SELLER:

                                            SCHLUMBERGER TECHNOLOGIES, INC.

                                            By:           /s/ Ashok K. Belani
                                               ---------------------------------
                                            Name:         Ashok K. Belani
                                            Its:          Vice President


                  [Signature page to Asset Purchase Agreement]

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
ARTICLE I DEFINITIONS........................................................................1

ARTICLE II SALE AND TRANSFER OF ASSETS.......................................................8
        Section 2.1       Assets to Be Sold..................................................8
        Section 2.2       Excluded Assets...................................................10
        Section 2.3       Consideration.....................................................11
        Section 2.4       Liabilities.......................................................11
        Section 2.5       Allocation of Purchase Price......................................12
        Section 2.6       Closing Obligations...............................................13
        Section 2.7       Consents..........................................................14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER........................................15
        Section 3.1       Organization and Good Standing....................................15
        Section 3.2       Subsidiaries......................................................15
        Section 3.3       Enforceability, Authority, No Conflict............................15
        Section 3.4       Financial Statements..............................................16
        Section 3.5       Books and Records.................................................17
        Section 3.6       Sufficiency of Assets.............................................17
        Section 3.7       Intellectual Property.............................................17
        Section 3.8       Customers.........................................................20
        Section 3.9       Real Property, Condition of Facilities............................20
        Section 3.10      Personal Property.................................................21
        Section 3.11      Inventories.......................................................21
        Section 3.12      No Undisclosed Liabilities........................................21
        Section 3.13      Taxes.............................................................21
        Section 3.14      No Material Adverse Change........................................21
        Section 3.15      Employees.........................................................21
        Section 3.16      Employee Benefits.................................................22
        Section 3.17      Compliance With Legal Requirements; Governmental Authorizations...22
        Section 3.18      Legal Proceedings; Orders.........................................23
        Section 3.19      Absence of Certain Changes and Events.............................24
        Section 3.20      Contracts; No Defaults............................................25
        Section 3.21      Environmental Matters.............................................26
        Section 3.22      Certain Payments..................................................27
        Section 3.23      Relationships with Related Persons................................27
        Section 3.24      Brokers or Finders................................................28
        Section 3.25      Disclosure........................................................28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER..........................................28
        Section 4.1       Organization and Good Standing....................................28
        Section 4.2       Authority, No Conflict............................................28
        Section 4.3       Legal Proceedings; Orders.........................................29
        Section 4.4       Brokers or Finders................................................29

                                TABLE OF CONTENTS
                                   (continued)

                                                                                           Page
                                                                                           ----
ARTICLE V COVENANTS OF THE PARTIES..........................................................30
        Section 5.1       Payment of Liabilities; Bulk Sales Laws...........................30
        Section 5.2       Employees and Employee Benefits...................................30
        Section 5.3       Reports and Returns...............................................31
        Section 5.4       Customer and Other Business Relationships.........................31
        Section 5.5       Further Assurances................................................31

ARTICLE VI INDEMNIFICATION..................................................................32
        Section 6.1       Survival..........................................................32
        Section 6.2       Indemnification and Reimbursement By Seller.......................32
        Section 6.3       Indemnification and Reimbursement by Buyer........................32
        Section 6.4       Time Limitations..................................................33
        Section 6.5       Procedure for Indemnification - Third Party Claims................33
        Section 6.6       Procedure For Indemnification - Other Claims......................35
        Section 6.7       Right of Set Off..................................................35
        Section 6.8       General Provisions Regarding Indemnification Rights...............35

ARTICLE VII GENERAL PROVISIONS..............................................................36
        Section 7.1       Confidentiality; Public Announcements.............................36
        Section 7.2       Transfer Taxes....................................................36
        Section 7.3       Expenses..........................................................36
        Section 7.4       Notices...........................................................37
        Section 7.5       Jurisdiction, Service of Process..................................37
        Section 7.6       Waiver............................................................38
        Section 7.7       Entire Agreement and Modification.................................38
        Section 7.8       Assignments, Successors, and No Third-Party Rights................38
        Section 7.9       Severability......................................................38
        Section 7.10      Section Headings, Construction, Schedules.........................39
        Section 7.11      Time of Essence...................................................39
        Section 7.12      Governing Law.....................................................39
        Section 7.13      Execution of Agreement, Counterparts..............................39


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